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 EXHIBIT 3.1
                        CERTIFICATE OF AMENDMENT OF
                   RESTATED CERTIFICATE OF INCORPORATION

                                    OF

                         FACTORY CARD OUTLET CORP.



It is hereby certified that:

1. The name of the corporation (hereinafter called the "corporation") is Factory Card Outlet Corp.

2. The restated certificate of incorporation of the corporation is hereby amended by striking out Section 1 of Article Fourth and
     Section 3 of Article Eleventh thereof and by substituting in lieu of
     Section 1 of Article Fourth and Section 3 of Article Eleventh the following new Sections:

          "FOURTH:

          Section 1.  Authorized Shares.

               The Corporation has authority to issue 15,000,000 shares of Common Stock, $.01 par value per share (the
          "Common Stock"), and 1,000,000 shares of Preferred
          Stock, $.01 par value per share (the "Preferred
          Stock")."

          "ELEVENTH:

          Section 3.  Stockholder Nominations and Other Proposals.

               Stockholders of the Corporation may only propose actions to be taken by the Corporation and nominate members of the Board of Directors in the manner provided in the Corporation's By-Laws."

     3. The amendments of the restated certificate of incorporation hereinafter certified have been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.



Signed on January 19, 1998.




                                    /s/ Charles R. Cumello
                                   -----------------------
                                   Charles R. Cumello, Chief Executive Officer


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                   RESTATED CERTIFICATE OF INCORPORATION

                                    OF

                         FACTORY CARD OUTLET CORP.


     The undersigned, in order to form a corporation pursuant to the provisions of the General Corporation Law of the State of Delaware (the "Act"), hereby certifies:

     Pursuant to Section 242 and Section 245 of the Act, Factory Card Outlet Corp. has adopted this Restated Certificate of Incorporation, restating, integrating and further amending its Certificate of Incorporation (originally filed on June 16, 1989 as FCOA Acquisition Corp.), which Restated Certificate of Incorporation has been duly proposed by the directors and adopted by the stockholders of this corporation (by written consent pursuant to Section 228 of the Act) in accordance with the provisions of Section 242 and Section 245 of the Act.

     FIRST:    The name of the Corporation is Factory Card Outlet Corp.

     SECOND:   The address of the Corporation's registered agent in
Delaware is 1209 Orange Street, County of New Castle, Wilmington, Delaware 19801. The name of its registered agent at such address is The
Corporation Trust Company.

     THIRD:    The purpose of the Corporation is to engage in any lawful
act or activity for which corporations may be organized under the General Corporation Law of Delaware.

     FOURTH:

     Section 1.     Authorized Shares.

          The Corporation has authority to issue 50,000,000 shares of Common Stock, par value $0.01 per share (the "Common Stock"), and
10,000,000 shares of Preferred Stock, par value $0.01 per share (the "Preferred Stock").

     Section 2.     Preferred Stock.

          a) The Board of Directors is authorized, subject to limitations by law and the provisions of this Article FOURTH, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time out of the number of shares to be included in each such series, and to fix the designation, powers, rights, preferences, qualifications, limitations and restrictions of the shares of each such series.

          b) The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

          (1) The number of shares constituting that series and the distinctive designation of that series;


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          (2)  The dividend rate on the shares of that series, whether dividends shall be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

          (3) Whether that series shall have voting rights, in addition to the voting rights provided by law, and if so, the terms of such voting rights;

          (4) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the Board of Directors shall determine;

          (5) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

          (6) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and conditions of such sinking fund;

          (7) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

          (8) Any other powers, rights, preferences, qualifications, limitations and restrictions of that series.

     FIFTH:    The name and mailing address of the incorporator is
Joseph H. Kott, 163 Madison Avenue, CN 1945, Morristown, N.J. 07960.

     SIXTH:    The powers of the incorporator shall terminate upon the
filing of the Certificate of Incorporation and the names and mailing addresses of the persons who are to serve as directors until the first annual meeting of stockholders or until their successors are elected and qualified are:


William E. Freeman       -       316 Beacon Light Rd.
                                 Califon, N.J.  07630


George C. Betke, Jr.     -       P.O. Box 295
                                 Essex Fells, N.J.  07021


     SEVENTH: The Corporation may indemnify every corporation agent as defined in, and to the full extent permitted by, Section 145 of the General Corporation Law of Delaware, and to the full extent otherwise permitted by law. The power to make, alter, or repeal by-laws is conferred upon the directors. Meetings of stockholders may be held within or without the State of Delaware as the law may provide. Subject to the bylaws, the election of directors need not be by written ballot.

     EIGHTH:   A director of the Corporation shall not be personally
liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under

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Section 174 of the Delaware General Corporation Law, or (iv) for any
transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after the filing of the Certificate of Incorporation of which this article is a part to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

     Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

     NINTH:    The directors shall have the right to amend, alter, change or repeal any provision in this Certificate of Incorporation or in the Corporation's by-laws, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to such reservation.

     TENTH:    Pursuant to Section 103(d) of the General Corporation Law
of Delaware, this Certificate of Incorporation is to be effective upon its filing date.

     ELEVENTH:

     Section 1.     Special Meetings.

     Notwithstanding anything to the contrary in the Corporation's By-Laws, special meetings of the stockholders may only be called by resolution of the Board of Directors or by the Chairman of the Board or President or by the Chairman, President or Secretary upon the written request (stating the purpose or purposes of the meeting) of a majority of the members of the Board of Directors or a majority of the stockholders of the Corporation.

     Section 2.     Actions by Stockholders.

     Notwithstanding anything to the contrary in the Corporation's By-Laws, no action required to be taken or which may be taken at any annual or special meeting of stockholders of the Corporation may be taken except at a duly called meeting of the stockholders of the Corporation, or upon the unanimous written consent of the stockholders entitled to vote thereat.

     Section 3.     Stockholder Nominations and Other Proposals.

     Notwithstanding anything to the contrary in the Corporation's By-Laws, stockholders of the Corporation may only propose actions to be taken by the Corporation and nominate members of the Board of Directors upon ninety (90) days prior written notice to the Corporation.

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     IN WITNESS WHEREOF, the undersigned incorporator has executed this
Restated Certificate of Incorporation and has certified this as his act and deed and the facts herein stated are true, this 12th day of December, 1996.




                                             By: /s/ William E. Freeman
                                                ---------------------------
                                                  William E. Freeman
                                                  Chairman of the Board